                              SERVICES AGREEMENT
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
                                                          Table of Contents
1.   GRANT OF LICENSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     ----------------

2.   SCOPE OF SERVICES; MINIMUM GUARANTEE; INITIAL INVENTORY; RIGHT OF FIRST REFUSAL  . . . . . . .     2
     -------------------------------------------------------------------------------

3.   TERM; TERMINATION OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     ------------------------

4.   REACQUISITION CONDITIONS; DEDICATED ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     ------------------------------------------

5.   PURCHASE ORDERS; CHANGE ORDERS; PAYMENT AND DELIVERY TERMS . . . . . . . . . . . . . . . . . .    10
     ----------------------------------------------------------

6.   PRICE; SAVINGS SPLIT; ADDITIONAL COSTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     --------------------------------------

7.   RESCHEDULING; CANCELLATION OF PURCHASE ORDERS; REMAINDERS  . . . . . . . . . . . . . . . . . .    17
     ---------------------------------------------------------

8.   QUALITY UNDERTAKING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     -------------------

9.   PROPRIETARY AND CONFIDENTIAL INFORMATION; NON-COMPETITION  . . . . . . . . . . . . . . . . . .    20
     ---------------------------------------------------------

10.  INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     ---------

11.  REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . .    21
     -----------------------------------------------

12.  DEFAULT BY GENICOM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     ------------------

13.  DEFAULT BY ADC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     --------------

14.  FORCE MAJEURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     -------------

15.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     -------

16.  COMPLETENESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     ------------

17.  SECTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     --------

18.  AMENDMENTS AND SUPPLEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     --------------------------

19.  APPLICABLE LAW; NO CONSEQUENTIAL DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     ----------------------------------------

20.  ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     -----------


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
21.  GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     -------

22.  OGDEN GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     ---------------

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                                                                               1


                               SERVICES AGREEMENT

         THIS AGREEMENT is made and entered into as of the 18th day of December 1995, by and between GENICOM CORPORATION, a Delaware corporation, with its principal place of business at 14800 Conference Center Drive, Suite 400, Westfields, Virginia 22021-3806 ("GENICOM"), ATLANTIC DESIGN COMPANY, INC., a New York corporation, with its principal place of business at 5601 Wilkinson Boulevard, Charlotte, North Carolina 28208-3557 ("ADC") and OGDEN SERVICES CORPORATION, a Delaware corporation, with its principal place of business at 2 Pennsylvania Plaza, New York, New York 10121 ("OGDEN") as guarantor.

                              W I T N E S S E T H

         WHEREAS, GENICOM and ADC are parties to (i) a stock purchase agreement, dated December 15, 1995 (the "Purchase Agreement"), and related agreements, whereby GENICOM has sold and ADC has purchased (A) certain inventory and equipment owned by GENICOM and located at the plant (the "Plant") historically operated in Reynosa, Mexico by GENICOM's subsidiary, Genicom de Mexico, S.A. de C.V. ("GENMEX"), (B) all of the outstanding capital stock of GENICOM's subsidiary, DATACOM de Mexico, S.A. de C.V. ("DATACOM"), and (C) GENICOM's warehouse operations and assets in McAllen, Texas (the "McAllen Facility"); and (ii) an agreement with respect to preferential consideration to be given to GENICOM's products and services by ADC's ultimate parent, Ogden Corporation, and its Affiliates, as defined below (the "Preferential Consideration"); and

         WHEREAS, as an essential part of the Purchase Agreement, the parties have agreed, inter alia, that ADC shall manufacture and assemble Products and perform Other Services, as those terms are defined herein, for GENICOM; and

         WHEREAS, the parties have entered into a letter agreement, dated November 27, 1995, as amended (the "Interim Letter Agreement"), and an interim services agreement, dated December 17, 1995 (the "Interim Services Agreement"), whereunder they have completed certain preliminary transactions.

         NOW, WHEREFORE, in consideration of the sum of One Dollar and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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                                                                               2

1.       GRANT OF LICENSE

         1.01    (a)      GENICOM hereby grants to ADC and its Affiliates a
nonexclusive license (the "License") at no cost for the term of this Agreement to use all GENICOM owned and licensed patents, patent rights, processes, designs, formulas, inventions, trade secrets, specialized technological information and techniques not generally known in the industry, and all enhancements, modifications or updates thereto, whether developed by GENICOM or ADC (the "Intellectual Property"), for the sole purpose of performing its obligations under this Agreement. No rights to the Intellectual Property shall transfer to ADC or its Affiliates hereunder, and GENICOM shall retain all right, title and ownership in and to the Intellectual Property and any enhancements, modifications or updates thereto, including, without limitation, any enhancements, modifications or updates developed by ADC or its Affiliates in the course of performing under this Agreement.

         (b) If ADC or its Affiliates uses the License in a manner not authorized herein, GENICOM shall give written notice thereof to ADC, and GENICOM will be entitled to specific performance and injunctive relief in addition to any other remedies to which GENICOM may be entitled.

2.       SCOPE OF SERVICES; MINIMUM GUARANTEE; INITIAL INVENTORY; RIGHT OF
FIRST REFUSAL

         2.01 (a) During the term of this Agreement, ADC or its Affiliates shall provide the following services to GENICOM (the "Services"):

                 (i) Manufacture, assemble and test Products, and refurbish and remanufacture Products, pursuant to GENICOM's written specifications, including without limitation, design and manufacturing specifications (the
"Specifications"). As used herein, "Products" is defined as the products listed on Schedule 2.01(a)(i), delivered herewith;

                 (ii) Engineering, design and drafting services as mutually agreed upon (the "Engineering Services");

                 (iii) Warehousing services, including without limitation, integration of sourced Products; pick, pack and ship operations; storage of finished goods and consigned inventory and additional related services as mutually agreed upon (collectively, "Warehouse

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                                                                               3

Services"). ("Engineering Services" and "Warehouse Services" shall be collectively referred to herein as "Other Services.")

         (b) The Services shall initially be performed at the Plant and the McAllen Facility. Alternative or additional locations for the performance of Services hereunder may be added as mutually agreed upon and reflected in a Purchase Order, as defined below, or an amendment to this Agreement.

         (c) During the term of this Agreement, the parties may add to, change, or delete specific Products and Other Services by mutual agreement. It is anticipated that GENICOM may delete the production of relay coils from the Services to be provided hereunder.

         (d) It is agreed that the parties shall meet from time to time to discuss new and existing Products and the manufacturing processes associated therewith, as set forth and provided for on Exhibit 2.01(d) (the "Technical Operations Document").

         2.02 (a) During the Minimum Guarantee Period , as defined below, GENICOM guarantees that (i) it shall purchase Products from ADC at a total price to GENICOM of no less than Fifty Four Million ($54,000,000) Dollars and
(ii) ADC shall expend no fewer than 980,000 man-hours to meet GENICOM such production requirements (the "Minimum Guarantee").

         (b) GENICOM shall use its best efforts to satisfy the Minimum Guarantee during the first Contract Year. If, at the end of the first Contract Year and succeeding four (4) months (the "Minimum Guarantee Period"), GENICOM has failed to purchase Products valued at least as much as $54,000,000 (the "Minimum Guarantee Product Requirements") for any reason, GENICOM shall pay to ADC within thirty (30) days of receipt of an invoice, such payment to be in lieu of any cancellation charges pursuant to Section 7.01(c) that may be assessable in connection with the Minimum Guarantee Product Requirements, an amount equal to ADC's lost profit margin. For the purposes of this subsection
(b) only, ADC's profit margin shall be deemed to be six (6%) percent of the difference between $54,000,000 and the amount GENICOM paid to ADC during the Guaranteed Minimum Period in fulfillment of Minimum Guarantee Product Requirements;

         (c) If ADC does not expend 980,000 or more man-hours during the Minimum Guarantee Period, GENICOM shall pay ADC within thirty (30) days of receipt of an invoice an amount equal to the product

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                                                                               4

of Six ($6.00) Dollars per man-hour (the fixed cost portion of ADC's fully-burdened labor rate) and the difference between 980,000 man-hours and actual number of man-hours expended by ADC during the Minimum Guarantee Period.

         2.03    (a)      It is acknowledged by the parties that GENICOM owned
or had on order equipment, tools, and fixtures (the "Equipment"), an inventory of parts and materials necessary for the assembly of the Products to be produced hereunder (the "Initial Inventory"), work in process (the "Initial WIP "). (The Equipment, Initial Inventory and Initial WIP are hereinafter collectively referred as the "Acquired Assets".) It is further acknowledged by the parties that ADC has issued a purchase order for the Equipment the Initial Inventory and Initial WIP pursuant to the Interim Agreements and has made partial payment therefor in accordance with a schedule attached to the Interim Services Agreement. The balance thereunder shall be paid pursuant to the Interim Services and/or Purchase Agreement, in accordance with their terms.

         (b) ADC is required to inspect the Initial Inventory within forty-five (45) days of its receipt and promptly notify GENICOM of any Obsolete Material, as defined below. As used herein, "Obsolete Material" is defined as Initial Inventory and Initial WIP which is (i) defective, or (ii) not active in the list of parts and material required to manufacture and assemble Products (the "Bill of Material") from GENICOM. GENICOM shall purchase such Obsolete Material in ADC's possession at the end of such forty-five (45) day period at ADC's original cost.

         (c) At ADC's request, GENICOM shall purchase any remaining Initial Inventory and Initial WIP in ADC's possession at the end of the Minimum Guarantee Period, at such remaining Initial Inventory, or Initial WIP's original cost to ADC plus interest on such amounts at the Prime Rate, as defined below, applied on a monthly basis for the period from the date of payment by ADC to the date of purchase by GENICOM. ADC shall provide GENICOM with the opportunity to verify the amount of any Initial Inventory, Initial WIP or Obsolete Material to be purchased by GENICOM. Thereafter, ADC shall repurchase from GENICOM such remaining Initial Inventory and Initial WIP as needed to fulfill its manufacturing requirements. The repurchase price for such remaining Initial Inventory and Initial WIP shall be the price that ADC would pay at such time of repurchase to third party suppliers in arms-length transactions for the same or similar items, inclusive of shipping and handling charges and taxes.

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                                                                               5

         (d) ADC shall use its best efforts to expend the Initial Inventory and Initial WIP prior to purchasing any additional materials, parts and other supplies for the production of Products. To the extent that any of the Initial Inventory and Initial WIP is fungible, it will be treated on a "first in-first out" basis.

         (e) The parties acknowledge and confirm that ADC has observed GENICOM's annual physical count of the Initial Inventory and Initial WIP conducted in October 1995 and has been provided with the opportunity to review (including confirming sampling) GENICOM's practices for tracking decreases and increases in Initial Inventory and Initial WIP since the physical count was made.

         (f) GENICOM shall introduce ADC to its suppliers of components necessary for manufacturing the Products hereunder and, at the request of ADC, shall use its best efforts ( to cause the terms and conditions of its supplier agreements to inure to the benefit of ADC in furtherance of ADC's obligations hereunder, subject to any limitations imposed thereon by such supplier agreements. It is the intent of the parties hereto to cooperate in those instances where GENICOM's supplier agreements preclude assumption by ADC so that GENICOM and ADC shall be in substantially the same position as if said supplier agreements are so assumed. Details of any supplier rebates or discounts given to GENICOM in respect of the materials used to produce the Products hereunder shall be disclosed in writing to ADC and delivered herewith as Schedule 2.03(f).

         2.04 So long as there is no default by ADC hereunder, and no event which, with the giving of notice or the passage of time would become a default by ADC hereunder, has occurred and is continuing, GENICOM shall give ADC a right of first refusal to perform (a) all manufacturing of New Products, as defined below, and Product related new services ("New Services") to be outsourced by GENICOM to a company that is not an Affiliate of GENICOM; and (b) work performed by an existing vendor that GENICOM intends to have another or a different vendor perform ("Existing Vendor Services"). GENICOM shall serve written notice of the right of first refusal on ADC (the "Right of First Refusal Notice") which shall set forth a description of the New Products, New Services or Existing Vendor Services required by GENICOM, Forecasts in connection therewith, and an offer to negotiate prices therefor. ADC shall have thirty (30) days to exercise the rights granted therein from the day on which the Right of First Refusal Notice is delivered by advising GENICOM in writing of ADC's intention to commence such

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                                                                               6

negotiations. The parties shall thereupon commence good faith negotiations for the New Products, New Services or Existing Vendor Services. If ADC does not exercise the right of first refusal as granted above or if the parties cannot reach a mutually acceptable agreement for the New Products, New Services or Existing Vendor Services within forty-five (45) days from the date of ADC's exercise notice, then GENICOM shall have the right to negotiate for the provision of the New Products, New Services or Existing Vendor Services with a
third party.   In the event that GENICOM receives a bona fide third-party offer for such New Products, New Services or Existing Vendor Services (the "Third Party Offer") and ADC's best and final price offer therefor was within three (3%) percent of the Third Party Offer, GENICOM shall award the work to ADC at such best and final price. As used herein, "New Products" is defined as products whose form, fit or function have been substantially changed from existing models

3.       TERM; TERMINATION OPTION

         3.01 The term of this Agreement shall be five (5) years commencing on the date hereof, and shall be automatically extended for additional one (1) year periods (each an "Option Period") unless either party shall provide the other with written notice of its desire not to extend said term by no later than one hundred eighty (180) days prior to the end of the initial five (5) year period and each Option Period. As used herein, the term "Contract Year" shall be defined as each successive twelve (12) month period commencing on the date hereof.

         3.02    (a)      Subject to Section 2.04, GENICOM may early terminate
this Agreement (the "Termination Option") in the event that: (i) GENICOM, in good faith, intends to order New Products, New Services or Existing Vendor Services from ADC that would increase ADC's overall volume of manufacturing and other activities under this Agreement by twenty (20%) or more sustainable volume above the volume of such activities during the ninety (90) day period immediately preceding the proposed increase (a "Volume Increase"), as measured by the number of Product units in the case of New Products or Existing Vendor Services for Products, man-hours in the case of New Services and Existing Vendor Services for Other Services, and space requirements in the case of new Warehouse Services, and (ii) as provided in Section 2.04, ADC and Genicom do not negotiate mutually acceptable terms regarding such Volume Increase or ADC does not accept an Offer to Match, as defined below, therefor. Such proposed Volume Increase shall be evidenced by a Right of First Refusal Notice. GENICOM shall be precluded from exercising the Termination Option if (i) a Right of First Refusal Notice reflecting the proposed Volume Increase is not given to ADC six (6) months or more prior to such Volume Increase, or (ii) such proposed Volume Increase would increase ADC's capital requirements by twenty (20%) percent above ADC's then-current annual fixed capital plan. It shall not be a default under this Agreement if ADC does not accept a Volume Increase. If the Third Party Offer is priced less than ninety-seven (97%) percent of ADC's best and final price, GENICOM shall provide ADC with written notice thereof, including the name of the third party and the terms and conditions of the Third Party Offer, and an offer to substantially match the Third Party Offer or secure an alternate provider upon comparable terms (the "Offer to Match"). ADC shall have thirty
(30) days to either accept the Offer to Match in writing or such offer shall be deemed to be withdrawn, and GENICOM may either accept the Third Party Offer and/or exercise the Termination Option. (The "Acceptance Period" is defined as the period commencing on the date of ADC's receipt of the Right of First Refusal Notice to the date on which ADC's right to accept the Offer to Match expires.

         (b) In the event GENICOM has the right to exercise the Termination Option, as a condition precedent to the termination of this Agreement, GENICOM shall, within thirty (30) days of the date that ADC refuses to accept the Offer to Match, or if none, or the end of the Acceptance Period (whichever is sooner), deliver written notice to ADC of its intent to (i) waive its right to exercise the Termination Option (the "Waiver") or (ii) terminate this Agreement (the "Termination Notice"), specifying an effective date for the termination which shall be no less than thirty (30) days and no more than sixty (60) days following delivery of said Termination Notice (the "Termination Date"). In the event GENICOM delivers a Termination Notice to ADC, GENICOM shall comply with the terms of the Reacquisition Conditions, as set forth and defined in Section 4.01.

         (c) If GENICOM does not terminate this Agreement pursuant to Sections 3.02(a) and 3.02(b), or fails to deliver a Waiver in a timely manner, GENICOM's right to exercise the Termination Option shall be waived with respect to such proposed Volume Increase only, and ADC shall not be obligated to perform the Services required thereunder.

4.       REACQUISITION CONDITIONS; DEDICATED ASSETS

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                                                                               8


         4.01 (a)         GENICOM shall be required to comply with the
Reacquisition Conditions in the event that GENICOM (i) exercises the Termination Option, or (ii) is in default of this Agreement and ADC elects to terminate this Agreement due to such default. In such events, GENICOM's compliance with the Reacquisition Conditions shall be a condition precedent to GENICOM's allowing any other person, firm or corporation to perform the Services or operate the Plant or McAllen Facility, or to GENICOM performing the Services or operating the Plant or McAllen Facility on its own behalf.

         (b) GENICOM may comply with either or both of the Reacquisition Conditions, at GENICOM's option,(i) in the event that ADC is in default of this Agreement and GENICOM elects to terminate this Agreement as a result of such default, or (ii) this Agreement expires or this Agreement terminates due to a Force Majeure Event, as defined below.

         (c) As used herein, the "Reacquisition Conditions" shall have the following meaning:

                 (i) GENICOM shall purchase the Dedicated Assets, as defined below, at the higher of fair market value (as determined by mutual agreement of GENICOM and ADC) or ADC's then-current net book value for such assets, provided that materials and parts on order shall be treated pursuant to the manner in which non- useable on-order Remainders, as defined below, are treated under
Section 7.03; and

                 (ii) GENICOM shall hire the Dedicated Employees, as defined below, at their then-current rates of pay and benefits, or pay ADC the amount of employee benefits required to be paid by ADC to Dedicated Employees terminated by ADC due to the termination of this Agreement, at GENICOM's option.

         (d) In connection with GENICOM's fullfillment of either or both of the Recquisition Conditions, as applicable, the parties shall take the following actions, as applicable::

                 (i) ADC or its designee shall transfer, convey and assign to GENICOM, in a manner as the parties shall mutually agree, (A) title to the Dedicated Assets, free and clear of all claims, pledges, security interests, liens, mortgages or encumbrances (collectively, "Liens"), and (B) such agreements, including the Collective Barganing Agreement, and an amount equal to the accruals for employee benefit plans regarding the Dedicated Employees as are

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                                                                               9

in the possession or control of ADC or its Affiliates;

                 (ii) ADC shall terminate or assign to GENICOM or its designee (depending on the structure agreed upon by the parties) all other agreements necessary for GENICOM or its designee to reacquire the Plant and McAllen Facility, including without limitation, the Lease Agreement, the Plant Sublease Agreement and the McAllen Sublease Agreement; provided that the parties mutually agree upon a date for the termination of ADC's access to the Plant and the McAllen Facility which would enable ADC to make an orderly transition of its operations into alternate facilities and allow GENICOM to effectively operate the Plant operations and the McAllen Facility as soon as practicable.

                 (iii) The parties shall execute and deliver all such bills of sale, assignment and assumption agreements or other documents reasonably necessary to effect the transactions set forth in subsections 4.01(d)(i) and 4.01(d)(ii) above.

         (e) As used herein, "Dedicated Assets" means the following items, provided that they are (i) owned or controlled by ADC or its Affiliates; and
(ii) on-order, utilized or produced in connection with the Services provided hereunder: (A) equipment, tools, fixtures and inventories of materials, parts, and work in process, purchased, ordered, manufactured or assembled in quantities and types reasonably related to GENICOM-issued Purchase Orders, Change Orders, and Forecasts, and (B) capital improvements made by ADC at the Plant or the McAllen Facility. As used herein, "Dedicated Employees" shall mean the employees at the Plant and McAllen Facility engaged primarily (50% or more of their time) in providing the Services hereunder.

         4.02 It is hereby acknowledged by the parties that as of the date hereof, the Acquired Assets acquired by ADC pursuant to the Interim Services Agreement and the Purchase Agreement are Dedicated Assets. If ADC desires to utilize Dedicated Assets for a party other than GENICOM or move the Dedicated Assets from the Plant or the McAllen Facility, ADC shall obtain the prior written consent of GENICOM, which shall not be unreasonably withheld.

         4.03    (a)      To the extent that any third party (including
governmental) consents or approvals are required for the above- described termination transactions, the parties shall use best efforts to obtain the same as soon as possible so that the Plant operations and the McAllen Facility can be effectively operated by

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                                                                              10

GENICOM or its designees on or about the Termination Date, subject to the last clause of Section 4.01(d)(ii).

         (b) ADC shall indemnify and hold harmless GENICOM against all Liens upon any Dedicated Assets acquired by GENICOM pursuant to Section 4.01, and claims arising from the conduct of ADC and its Affiliates hereunder, except as otherwise specifically provided herein.

5.       PURCHASE ORDERS; CHANGE ORDERS; PAYMENT AND DELIVERY TERMS

         5.01    (a)      The Services shall be rendered by ADC in accordance
with separate purchase orders ("Purchase Orders") and Change Orders, as defined below, issued by GENICOM to ADC from time to time. All Purchase Orders, Change Orders, confirmations and related documents shall be delivered by electronic data interchange ("Electronic Data Interchange") in accordance with the procedures set forth on Exhibit 5.01(a) hereto. Each Purchase Order shall contain the following information:

                 (i) Description and quantity of Products to be shipped or description of Other Service required;

                 (ii)      The Product or Other Service unit price;

                 (iii) The required delivery schedule and place of delivery. The cost of expedited delivery or delivery to a destination other than the FOB Point, as defined below, will be negotiated on a case-by-case basis; and

                 (iv) Specifications or reference thereto if such Specifications have been previously supplied by GENICOM to ADC.

         (b) Initial Purchase Orders for a particular Product model or design specification shall identify the quantity required to be manufactured and delivered by ADC in the first ninety (90) days following the date of the Purchase Order (the "Manufacturing Period"). GENICOM shall issue a Purchase Order for its Product requirements for the initial Manufacturing Period within five (5) days of the date hereof which shall provide for a written weekly delivery schedule and Forecast, as defined and set forth below. Unfulfilled Purchase Orders issued under the Interim Agreements shall be deemed Purchase Orders under this Agreement. Commencing on the first business day of each succeeding month after the date hereof or more frequently if necessary, subject to Section 7 below,

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                                                                              11

GENICOM shall amend and extend such Purchase Order and the 12-Month Forecast (as defined below) portion of such Forecast by thirty (30) days. Industry Trend Data, the GENICOM Strategic Plan, and the GENICOM Annual Operating Plan, as those terms are defined below, shall be updated by GENICOM annually. The parties acknowledge that it is their intent to maintain a minimum of ninety
(90) days manufacturing coverage during the term of this Agreement. GENICOM may increase or decrease the quantities or, on an exception basis, the delivery dates for particular Products ordered pursuant to a Purchase Order after the issuance thereof subject to Section 7 hereof or ADC's reasonable approval.

         (c) GENICOM shall provide ADC with the following type of forecast information, as provided in Section 5.01(b) (the "Forecast"):

                 (i) "12-Month Forecast": Twelve (12) month plan by each GENICOM business unit with a detailed monthly projection of the Services required to be provided hereunder during such period, including without limitation, the quantities and types of Products required.

                 (ii) "Industry Trend Data": Multi-year projection of overall printer markets with a breakdown by printer class, including GENICOM's chosen market cells. Such data as is currently available from industry consultants and is in GENICOM's possession will be provided to ADC on the date hereof and thereafter shall be updated and provided to ADC as set forth in
Section 5.01(b).

                 (iii) "GENICOM Strategic Plan": Two (2) year revenue only projection by each GENICOM business unit with Product, industry, and channel detail to generate strategic objectives, including without limitation, Product specific projections, new Product introduction plans, and end of life plans for existing Products. GENICOM's current Strategic Plan will be provided to ADC on the date hereof and thereafter shall be updated and provided to ADC as set forth in Section 5.01(b).

                 (iv) "GENICOM Annual Operating Plan": One (1) year operations plan by each GENICOM business unit with a detailed monthly projection of expenses and revenues by Product, to be used for resource planning, capacity sizing, and expense budgeting for the period covered by such plan. GENICOM's 1996 Operating Plan will be provided on the date hereof and thereafter shall be updated and provided to ADC as set forth in Section 5.01(b).

                                    E-14
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                                                                              12

         5.02 All Purchase Orders and Change Orders shall be subject to this Agreement and acceptance by ADC, such acceptance not to be withheld if the Purchase Order or Change Order is consistent with Forecasts provided pursuant to Sections 5.01(b) and 5.01(c), and not to be unreasonably withheld in all other cases. ADC shall use its best efforts to be ready to serve GENICOM's requirements as set forth hereunder and in Purchase Orders and Change Orders. ADC shall notify GENICOM by Electronic Data Interchange within three (3) days of ADC's acceptance or rejection of any Purchase Order, or such Purchase Order shall be deemed accepted.

         5.03 (a) All changes, modifications and amendments to a Purchase Order shall be set forth in a Change Order. Either party hereto may request a Change Order before the delivery of Product or performance of Other Service hereunder. A Change Order shall reference the Purchase Order it is amending and identify the change with specificity. The effective date of any Specification or engineering change will be mutualy agreed upon in writing. The parties may orally agree to change a Purchase Order provided that a written Change Order reflecting such changes is exchanged via Electronic Data Interchange within twenty-four (24) hours thereafter. As used herein, a "Change Order" is defined as a written amendment to a Purchase Order, including without limitation, the price terms, agreed to in writing by the parties hereto. The term "Change Order" includes purchase and engineering Change Orders.

         (b) In the event that ADC receives a proposed Change Order, ADC shall, in its sole discretion, make a good faith determination of the cost of such Change Order within five (5) business days, and shall notify GENICOM of the price thereof, if any, which price offer shall remain open for thirty (30) days. ADC shall not commence work on any Change Order unless it is at no additional cost to GENICOM or has obtained GENICOM's prior written acceptance of the price thereof.

         5.04 In the event of a conflict between a Purchase Order, a Change Order, this Agreement, the Interim Services Agreement and/or the Interim Letter Agreement, unless the intent of the parties to supersede this Agreement the Interim Services Agreement and/or the Interim Letter Agreement, is clearly reflected in a Change Order, the order of precedence shall be as follows: (1) this Agreement, (2) the Interim Services Agreement, (3) the Interim Letter Agreement, (4) a Change Order, and (5) a Purchase

                                    E-15
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                                                                              13

Order.

         5.05 Delivery shall be FOB such location as the parties may mutually agree upon (the "FOB Point"). The initial FOB Point shall be the McAllen Facility. The time of delivery shall be within five (5) days (plus or minus) of the required delivery schedule, as set forth in the applicable Purchase Order. Title to the Products shall pass from ADC to GENICOM upon delivery to GENICOM at the FOB Point.

         5.06 On a weekly basis, ADC will invoice GENICOM through the Electronic Data Interchange for Products delivered to the FOB Point and Other Services performed during the preceding week, net of any credits due to GENICOM; provided, however, that GENICOM shall not be charged for those days of Warehouse Services for Products delivered to the FOB Point more than five (5) days prior to the date specified on the relevant Purchase Order. Payment shall be due net thirty (30) days. GENICOM shall pay an interest charge on outstanding balances ten (10) or more days past due at the Prime Rate.

         5.07    Specific parts or materials whose procurement time exceeds
(90) days on a non-expedited basis ("Long Lead-Time Items") shall be identified by ADC to GENICOM promptly after ADC becomes aware of such procurement time. ADC shall purchase Long Lead-Time Items in accordance with the Forecasts. Long Lead-Time Items not used due to cancelled Purchase Orders shall be treated as Remainders.

6.       PRICE; SAVINGS SPLIT; ADDITIONAL COSTS

         6.01 The initial prices for Products to be provided hereunder are set forth on Schedule 2.01(a)(i) and the price for Warehouse Services is One Hundred Two Thousand Eight Hundred Forty Three ($102,843) dollars per month. Said prices shall be fixed for the first Contract Year, except as otherwise provided for herein.

         6.02 (a) The parties shall meet no later than thirty (30) days prior to the end of each Contract Year to establish prices (up or down) for the following Contract Year. Such price changes shall be based upon actual changes to ADC's labor, material and overhead costs at the Plant anticipated during the following Contract Year, including without limitation, price changes that may result due to additional or reutilized Dedicated Assets. The percentage change of all prices changes in the aggregate shall not exceed the percentage change in the Core Inflation Rate, as defined below, from the start to the end of the then-concluding Contract Year, excepting increases due to mutually agreed-upon capital investments by ADC. As used herein, the "Core Inflation Rate" is defined as the Consumer Price Index for the United States, urban wage earners and clerical workers, exclusive of food and energy prices, as announced from time to time by the Department of Labor s Bureau of Labor Statistics.

         (b) Notwithstanding anything contained herein to the contrary, prices may be varied by ADC (i) at any time due to (A) cost reductions implemented by either party relating to the subject matter of this Agreement, as provided for in Section 6.03 below; (B) Catastrophic Changes or Beneficial Changes, as those terms are defined below; or (C) End of Life Products, as defined below; and (ii) quarterly due to Economies of Scale, as defined and provided for below.

         (c) As used herein, a "Catastrophic Change" is defined as an increase in ADC's material cost rates due to printer industry- wide single part cost increases beyond the control of either party in excess of three (3%) percent which cause an increase in the total cost of a Product of more than three (3%) percent. As used herein, a "Beneficial Change" is defined as a printer industry-wide decrease in ADC's material cost rates due to single part cost decreases in excess of three (3%) percent which cause a decrease in the total cost of a Product of more than three (3%) percent. Catastrophic Changes and Beneficial Changes shall be passed on to GENICOM on a dollar-for-dollar basis in the form of price increases or decreases, as the case may be.

         (d) As used herein, a Product is by definition an "End of Life Product" if (i) GENICOM declares it to be such, or (ii) the manufacturing volume thereof is no longer economically viable for either party hereto, as mutually agreed upon on a case by case basis. Unused parts and materials associated with End of Life Products shall be treated as Remainders under
Section 7.03(c).

         (e) In the event that (i) GENICOM's Purchase Order requirements for Products exceeds the Minimum Guarantee during the Minimum Guarantee Period, or (ii) ADC exceeds the Labor Target, as defined below, ADC may decrease the prices of Products on a prospective basis to reflect any economies of scale enjoyed by ADC due to such increased volume of activity (the "Economies of Scale"). ADC may subsequently increase said prices prospectively

                                    E-17
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                                                                              15

if the Economies of Scale are not sustained, up to the agreed upon prices for such Contract Year. The parties shall discuss any such price adjustments at their Quarterly Meetings, as defined below. As used herein, the "Labor Target" is defined as a threshold number of man-hours of manufacturing and assembly activity by ADC at the Plant in a given Contract Year, as mutually agreed upon by the parties hereto. The Labor Target shall be reset annually when the parties meet to discuss annual price changes. The Labor Target for the first Contract Year is One Million Two Hundred Thousand (1,200,000) man-hours.

         (f) ADC will notify GENICOM at least sixty (60) days prior to any mid-Contract Year price adjustments as provided for above. If GENICOM and ADC disagree on the amount of a price adjustment proposed to be made under this
Section 6.02, and such disagreement cannot be resolved by discussion between the chief executive officer of GENICOM and the chief operating officer of ADC, the disagreement shall be submitted to arbitration pursuant to Section 20 hereof and the current prices shall remain in effect pending the outcome of the arbitration proceeding. Any price change determined appropriate by the arbitrator shall be retroactively applied to the date established by the parties (or, if necessary, the arbitrator) as appropriate.

         6.03 (a)  The parties shall make good faith efforts to reduce the cost
to GENICOM of the Products and Other Services provided hereunder.   In the
event that the total of all prices for Products based upon the fixed demand as projected in Schedule 6.03(a) is less than the Baseline, as defined below, the difference shall be divided equally between the parties as a savings split (the "Savings Split"). The "Baseline" is defined as an amount equal to the total of all 1996 Fourth Quarter prices for Products based upon a fixed annual demand, as projected in Schedule 6.03(a). The Savings Split shall not be paid unless and until ADC has recovered the capital investment it made, if any, in connection therewith.

         (b) The Savings Split shall be paid to the parties for the remaining term of this Agreement as follows: ADC shall reduce the price of Products and Other Services by fifty (50%) percent of the realized savings. In lieu thereof, ADC may issue GENICOM a credit in said amount on a monthly basis applicable to future invoices.

         (c) The parties shall meet within three (3) months after the date hereof and thereafter on a quarterly basis to establish cost reduction programs for purposes of the Savings Split, their dates of implementation, including price adjustments, as mutually agreed, and the means to measure the impact of such cost reduction programs (the "Quarterly Meetings"). At the Quarterly Meetings, the parties shall also review progress in reducing costs, agree on additional cost reduction programs, confirm the amount of price reductions subject to the Savings Split and make any price adjustments pursuant to Section 6.02(e). If Product redesign results in the obsolescence of equipment, tools, materials and parts, and a cost savings benefit subject to the Savings Split, the parties shall share the cost i.e., the difference between the net book value and recovery value, of such obsolete items.

         6.04 GENICOM will be responsible for certain additional charges, defined as those charges constituting costs and expenses not contained in
Schedule 2.01(a)(i) or the Purchase Orders where the cause is not due to ADC or the performance of its obligations under this Agreement and which fall into one or more of the following categories:

         (a) Overtime; Downtime/Workflow Interruption. ADC shall obtain a Change Order from GENICOM in advance of incurring any overtime or downtime expense due to a Change Order. There shall be no charge for ADC expenses incurred due to permitted reschedulings made in accordance with Sections 7.01(a) and 7.01(b). As used herein, "downtime expense" means the labor cost incurred by ADC for the period when ADC's normal manufacturing process of a Product to be produced hereunder is halted, delayed or interrupted.

         (b) Specifications Changes. GENICOM shall be liable for ADC's expenses incurred in connection with any Specification or engineering change initiated by GENICOM, except as provided in Section 7.01(b). ADC shall obtain an engineering Change Order from GENICOM in advance of incurring any expense which ADC believes should be paid by GENICOM, provided that, if such changes will result in cost reductions or in such other circumstances as ADC and GENICOM may determine are appropriate, the sharing of such expenses may be agreed to.

         (c) Obsoleted Material. Subject to Section 6.03(c), materials (on-hand or subject to non-returnable or non-cancelable orders) which are reasonably related to issued Purchase Orders or Change Orders and which are rendered obsolete as a result of any GENICOM requested specification or engineering change, including without limitation, material purchased by ADC due to a Purchase Order from GENICOM, shall be treated as Remainders. The effective

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                                                                              17

date of any specification or engineering change will be mutually agreed upon in writing.

         (d) Rework Labor Costs. GENICOM shall pay for any additional labor costs required to implement a Change Order calling for rework labor. Prior to beginning any such work, ADC will provide GENICOM with estimated additional labor and material costs and obtain a Change Order therefor.

7.       RESCHEDULING; CANCELLATION OF PURCHASE ORDERS; REMAINDERS

         7.01    (a)      GENICOM may reschedule (increase or decrease)without
penalty the delivery of Products and Product groupings ordered pursuant to a Purchase Order in accordance with the following table:

         Days Before Scheduled Shipment            Percent Rescheduled
         ------------------------------            -------------------
                     0-30                                0%
                    31-60                               15%
                    61-90                               30%

         (b) GENICOM may reschedule the delivery of Products without penalty due to engineering changes described in Schedule 7.01(b) (the "Reconfiguration Matrix").

         (c) In the event that GENICOM causes a change in the delivery schedule except as provided in Sections 7.01(a) and 7.01(b) above, GENICOM shall pay ADC, for work in process, completed but unshipped work, or the material or assemblies being rescheduled in accordance with Section 7.03.. The schedule of a single line item in a Purchase Order may not be changed more than twice during any forty-five (45) day period. Purchase Orders that cannot be rescheduled under this Agreement will be fulfilled in accordance with the schedule set forth in the original applicable Purchase Order or last accepted Change Order pertaining thereto.

         7.02 GENICOM may cancel all or any part of any Purchase Order subject to a cancellation charge which the parties hereto undertake to negotiate in good faith on a case-by-case basis, except as provided for in
Section 7.04 below, based upon ADC's costs due to such cancellation, including without limitation, any cost related to Remainders, as provided for in Section
7.03 below, actual labor expended, and reasonable out-of-pocket expenditures. In addition, a material burden of three (3%) percent shall be added to such

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                                                                              18

costs.

         7.03 Remaining parts and materials purchased or ordered by ADC to fulfill Purchase Orders issued by GENICOM and work in process manufactured or assembled hereunder, exclusive of remaining Initial Inventory and Initial WIP,remaining after their scheduled use ("Remainders") shall be treated as set forth in this Section. In the event that any Remainders are useable in the manufacture and assembly of Products for which GENICOM has issued Purchase Orders, GENICOM shall pay ADC interest on ADC's cost of said Remainders during the period commencing on the approximate date of their original intended use and ending on the date of actual use. The applicable rate of interest shall be the prime rate as published in the Wall Street Journal (the "Prime Rate") on the date of such actual use, applied on a monthly basis. If Remainders are not useable as described above, ADC shall use its best efforts to minimize the cost to GENICOM of such items by attempting to return them to suppliers or, in the case of on-order Remainders, attempt to cancel open purchase orders therefor, without a penalty. In the event that all or part of the Remainders are non-useable, non-returnable, non-cancellable, or returnable or cancellable with penalties or other expenses, GENICOM shall (at GENICOM's option, as applicable) either (i) buy them from ADC at ADC's original cost plus seven (7%) percent, (ii) pay ADC for its return or cancellation costs, or (iii) in the case of on-order Remainders, assume ADC's obligations therefor.

         7.04     In addition to the payments that may be required under
Section 7.01, 7.02 and 7.03, if (i) GENICOM's Purchase Order requirements reduce ADC's manufacturing activities at the Plant in any thirty (30) day period by thirty (30%) percent or more, and (ii) GENICOM fails to provide ADC with thirty (30) days prior written notice of its intent to so reduce its Purchase Order requirements, then GENICOM shall pay ADC an amount equal to either (at GENICOM's option): (A) the employee benefits that would have been paid to DATACOM employees as of the closing date of the Purchase Agreement if such employees had been terminated on such date, provided that such employees are terminated by ADC during said thirty (30) day period, or (B) such employees' salaries and benefits for said thirty (30) day period.

8.       QUALITY UNDERTAKING

         8.01    (a)      ADC agrees that the Products produced hereunder shall
conform to all Specifications provided to ADC by GENICOM.

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                                                                              19

GENICOM retains the right to inspect items to be purchased hereunder at time of completion and prior to shipment from the Plant to assure conformance with such Specifications. Additionally, GENICOM shall have the right, subject to ADC's reasonable approval as to dates and times, to visit, and have GENICOM's customers visit, and inspect ADC's facilities where Products are being manufactured and assembled and to observe ADC's manufacturing, assembly and other processes.

         (b) ADC shall develop a written quality assurance program (the "Quality Assurance Program"), a copy of which shall be supplied to GENICOM, for Product manufacturing, assembly and delivery. ADC shall meet or exceed GENICOM's current performance level against the quality and delivery performance standards set forth in Exhibit 8.01(b) (the "Quality Standards") and show continuous improvement to bring such processes towards the objectives set forth in the Quality Standards, subject to the Specifications. The Quality Assurance Program shall be updated and supplied to GENICOM annually. ADC shall maintain the ISO registration of the Plant operations at ISO 9000, except with respect to printed circuit board subassemblies, and shall meet all applicable U.L., F.C.C. and C.S.A. standards for manufacturing processes. The status of ISO, U.L., F.C.C., VDE and C.S.A. standards as of the date hereof is set forth is Schedule 8.01. It is the desire of the parties that ADC show continual improvement in the quality standards of its Product manufacturing and assembly processes.

         8.02 ADC agrees that the Products produced hereunder shall be free of defects in material and workmanship under normal use and operation for a period of one (1) year from date of delivery at the FOB Point, except that the undertakings set forth in this Section 8.02 and Sections 8.03 and 8.04 shall not apply to defects due to Specifications or defective material provided by or acquired from GENICOM.

         8.03 ADC shall repair (at the Plant or other ADC facility) or replace defective or non-conforming Product, provide GENICOM with a refund therefor or reimburse GENICOM for the costs of repair (parts and labor only) effected by GENICOM. Repaired or replacement units shall be covered by the quality undertaking set forth in Sections 8.01 and 8.02. The form of compensation (repair, replacement, refund or reimbursement) shall be at GENICOM's option, subject to ADC's reasonable approval, and made within thirty
(30) days of GENICOM's request.  Notwithstanding the foregoing, ADC

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                                                                              20

shall only be obligated to reimburse GENICOM for GENICOM's repair costs to the extent that such costs are equal to or less than ADC's cost of repair, refund or replacement.

         8.04 Should there be field failures of any Product produced hereunder in excess of three (3%) percent of the total number of such Products delivered to the FOB Point during any three-month period, ADC will, in addition to the remedies provided in Section 8.03 hereof, pay shipping, air freight, or expediting fees incurred by GENICOM in connection with such failed Product. Such reimbursable expenses may include all reasonable and necessary costs of providing field repairs, including transportation and related expenses, provided however, that prior to incurring expenses for field repairs, GENICOM shall provide ADC with written notice thereof and an opportunity to conduct such field repairs on its own account or to send representatives with GENICOM's field engineers or repair technicians to investigate the claimed Product defects. In the event that such field failures are due to Specifications or defective material provided by or acquired from GENICOM, GENICOM shall pay ADC for all reasonable and necessary costs incurred by ADC in connection with said investigation, including transportation and related expenses.

         8.05 THE AGREEMENTS SET FORTH IN THIS SECTION 8 SPECIFICALLY EXCLUDE ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ADC DOES NOT UNDERTAKE THAT THE PRODUCTS WILL MEET U.L., F.C.C., CSA OR VDE PRODUCT STANDARDS. THESE UNDERTAKINGS ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESSED OR IMPLIED, IN RELATION TO THE PRODUCTS PRODUCED HEREUNDER. IT IS HEREBY EXPRESSLY AGREED THAT ANY IMPLIED OR STATUTORY WARRANTIES UNDER THE SALE OF GOODS ACT, 1893 (AS AMENDED) IN RELATION TO THE PRODUCTS PRODUCED HEREUNDER ARE EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

         8.06 IN NO EVENT SHALL ADC BE LIABLE TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES DUE TO DEFECTIVE OR
NON-CONFORMING PRODUCTS.

9.       PROPRIETARY AND CONFIDENTIAL INFORMATION; NON-COMPETITION

         9.01 GENICOM and ADC agree to keep in confidence and not disclose to others all knowledge, information and data furnished to it by the other and claimed by either to be proprietary or confidential. GENICOM and ADC agree that neither shall use or reproduce for use in any way any proprietary or confidential information of the other except in furtherance of the relationship set forth in this Agreement. Such information includes without limitation, all GENICOM Forecasts, cost data, Product Specifications, Bills of Material and manufacturing processes. GENICOM and ADC agree to protect such proprietary or confidential information with the same standard of care and procedures which each uses to protect its own proprietary or confidential information and shall ensure that their respective parent companies, subsidiaries, directors, officers, employees and agents shall comply with this Section. This Section shall not be applicable and shall impose no obligation on a party with respect to any portion of proprietary or confidential information which:

         (a) was at the time received or which thereafter becomes, through no act or failure on the part of such party, generally known or available to the public;

         (b) is known to such party at the time of receiving such information as evidenced by documentation then rightfully in the possession of such party; provided that the proprietary or confidential information provided by GENICOM to persons in its employ who are subsequently employed by ADC shall continue to be considered confidential and proprietary to GENICOM and subject to ADC's obligations of confidentiality contained herein;

         (c) is rightfully furnished to such party by a third party without restriction by that third party on disclosure and not subject to any obligations of confidentiality owed by the parties hereto or to a third party; or

         (d) is released from restrictions imposed hereunder by written release given by the owner of the information.

         9.02 During the term of this Agreement, neither ADC, GENICOM nor any of their Affiliates shall, directly or indirectly, on their own behalf or on behalf of any other entity (i) solicit any of the customers of the other party for the purpose of competing with such other party; (ii) except as provided for in the Purchase Agreement, hire or attempt to hire any employees of GENICOM; and (iii) ADC and its Affiliates shall not utilize the Plant or the McAllen Facility to compete with GENICOM or on behalf of a competitor of GENICOM in the business of designing and selling high-speed printers.

10.      INSURANCE

         ADC shall be responsible for insuring at fair market value (i) the Dedicated Assets; and (ii) the Product stored by ADC hereunder. ADC shall provide business interruption insurance with respect to its operations hereunder in favor of GENICOM. Coverage shall be provided to the policy limits set forth in Schedule 10. In line fire suppression, if functional as the date hereof, shall be maintained by ADC at the McAllen Facility to minimize insurance premiums. Each party hereto shall cause its respective insurers to waive such insurer's right of subrogation with respect to the other party.

11.      REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         11.01 GENICOM hereby represents and warrants to ADC the following:

         (a) GENICOM has all necessary or appropriate right, title and ownership interest in the Intellectual Property embodied in the Products to be manufactured by ADC for GENICOM hereunder, and has the authority to grant the License to ADC;

         (b) Based on GENICOM's experience and assuming normal business conditions, GENICOM is not aware of any condition that would cause a material or sole supplier of components used in the manufacture or assembly of the Products to cease supplying such components to GENICOM or DATACOM or to refuse to supply such components to ADC;

         (c) GENICOM is not in material dispute with any of its suppliers of raw materials relating to the quality of such materials, late deliveries, or sums owed by GENICOM to any such supplier or otherwise;

         (d) Not more than (10%) percent of the aggregate amount of all the purchases made by GENICOM in the past year have been obtained from the same supplier; and

         (e) GENICOM's subsidiaries, GENMEX and DATACOM, do not have any supplier arrangements that would have a material affect on the Plant operations or Product manufacturing and assembly if such arrangements were substantially altered or terminated.

         (f) GENICOM is not in default of the financial covenants in any loan agreement between it and any lender. In the event that GENICOM is in default of any such loan covenants, GENICOM shall give prompt oral notice thereof to ADC's chief operating officer, which notice shall be subject to Section 9 and disclosed within ADC and OGDEN on a strict need to know basis. If GENICOM receives notice that any such loan shall be or has been accelerated (whichever notice is received sooner), GENICOM shall promptly notify ADC thereof and ADC may (at ADC's option) terminate this Agreement without regard to any applicable cure period. Such termination shall be deemed to be due to GENICOM's default hereunder.

         11.02 Each party represents to the other party that it is duly incorporated in accordance with the laws and regulations of the jurisdiction of its incorporation, and that it has duly executed and delivered this Agreement, and that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms. The signatories hereto represent that they have full power and all necessary authority to execute and deliver this Agreement.

         11.03   (a)      ADC and GENICOM shall each indemnify and hold
harmless the other party from and against all claims, actions, proceedings, liabilities, losses, costs and expenses (including reasonable attorneys' fees with respect thereto) arising out of or attributable to the breach of any representation or warranty made herein by such breaching party.

         (b)     A party making a claim for indemnification pursuant to this
Section 11.03 (the "Indemnitee") shall notify the other party (the "Indemnitor") in writing of the nature of any such claim promptly upon receipt of knowledge of the facts upon which such claim is based, setting forth specifically the representation or warranty with respect to which the claim is made, if applicable, the facts giving rise to the alleged basis for the claim, and the amount of liability asserted, to the extent known. The Indemnitor shall have the right to conduct the defense of any such claim or action against the Indemnitee, provided that it so elects by notice to the Indemnitee promptly upon receipt of notice thereof from the Indemnitee. In defending, compromising or settling any such claim or action, the Indemnitor shall exercise due regard for the Indemnitee's continuing business interests and, where compromising or settling any such claim, shall provide for a complete release of claims in favor of the Indemnittee. The Indemnitee shall fully cooperate with the Indemnitor in defense of all such claims or actions which the Indemnitor elects to defend, and the Indemnitee shall have the right, at its own cost and expense, to employ counsel to assist in such defense, which counsel may consult or confer with and advise counsel or other representatives of the Indemnitor with respect thereto. The Indemnitee's cooperation shall include making available the time and assistance of the officers and other employees of the Indemnitee and providing access to and the right to make copies of and excerpts from all pertinent documents, books and records.

12.      DEFAULT BY GENICOM

         In the event that (a) GENICOM shall fail to pay within thirty (30) days after the date when due any amounts due to ADC hereunder and fails to cure within three (3) business days of receipt of notice thereof, or (b) GENICOM shall commit a material breach of any other term, condition or covenant contained herein or in the Purchase Agreement, the Lease Agreement, the Plant Sublease or the McAllen Sublease Agreement, and shall fail to cure same within said thirty (30) days after receipt of written notice from ADC so to do, provided that if such default by its nature cannot be cured within said thirty
(30) days and does not involve the payment of money, then if GENICOM shall not immediately upon notice from ADC commence curing such default and diligently and continuously pursue such remedy and cure such default within ninety (90) days; or (c) GENICOM shall make an assignment for the benefit of creditors, or if a proceeding in bankruptcy, receivership or insolvency shall be instituted by or against GENICOM and GENICOM does not move to vacate such proceeding within sixty (60) days thereof, or if a trustee or receiver shall be appointed for GENICOM, then ADC may, at its option, terminate this Agreement and, in such event, GENICOM, upon ADC's written request, shall comply with and pay the sums referred to in the Reacquisition Conditions. The termination of this Agreement by ADC because of the happening of said events of default and the payment to ADC of such sums shall be without prejudice to any claims which ADC may have against GENICOM growing out of GENICOM's default under this Agreement. No failure of ADC to exercise any right, power or privilege shall operate as a waiver thereof, or as a waiver of any other right, power or privilege.

13.      DEFAULT BY ADC

         In the event that (a) ADC (i) shall fail to pay within thirty (30) days after the date when due any amounts due to GENICOM hereunder and fails to cure within three (3) business days of receipt of notice thereof, or (ii) shall commit a material breach of any term, condition or covenant contained herein or in the

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                                                                              25

Purchase Agreement, the Lease Agreement, the Plant Sublease Agreement or the McAllen Sublease Agreement, and shall fail to cure same within thirty (30) days after receipt of written notice from GENICOM so to do, or (iii) commits consistent and substantial quality failures as measured by the Quality Assurance Program or delivery failures; provided that if such default by its nature cannot be cured within said thirty (30) days and does not involve the payment of money, then if ADC or OGDEN shall not immediately upon notice from GENICOM commence curing such default and diligently and continuously pursue such remedy and cure such default within ninety (90) days; or (b) ADC shall make an assignment for the benefit of creditors, or if a proceeding in bankruptcy, receivership, or insolvency shall be instituted by or against ADC and ADC does not move to vacate such proceeding within sixty (60) days thereof, or if a trustee or receiver shall be appointed for ADC, then GENICOM may, at its option, terminate this Agreement. In the event that GENICOM terminates this Agreement, GENICOM may, at its option, reacquire either or both of the Dedicated Assets or the Dedicated Employees, as provided in Article 4 by complying with and paying the sums referred to in the Reacquisition Conditions as a condition precedent to such reacquisition. The termination of this Agreement by GENICOM because of the happening of any of such events of default shall be without prejudice to any claims which GENICOM has against ADC growing out of ADC's default under this Agreement. No failure of GENICOM to exercise any right, power or privilege hereunder shall operate as a waiver thereof, or as a waiver of any other right, power or privilege.

14.      FORCE MAJEURE

         14.01 In the event that either party hereto is prevented from performing or is unable to perform any of its obligations under this Agreement, except for the payment of money, due to any act of God, fire, casualty, flood, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause (a "Force Majeure Event") beyond the reasonable control of the party invoking this section (the "Non-Performing Party"), the Non-Performing Party shall give prompt written notice thereof to the other party, and the Non- Performing Party's failure to perform shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

         14.02 The Non-Performing Party shall notify the other party in

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                                                                              26

writing within fifteen (15) days of the Force Majeure Event of the anticipated date that it will be able to resume substantial performance of its obligations hereunder. In the event that the Non-Performing Party is unable to resume substantial performance within a period of ninety (90) days after such notice, the other party may terminate this Agreement without regard to any applicable cure period and GENICOM may, at its option, reacquire either or both of the Dedicated Assets or the Dedicated Employees, as provided in Article 4 by complying with and paying the sums referred to in the Reacquisition Conditions.

15.      NOTICES

         15.01 (a)        Any notice to be given to any of the parties hereto
shall be delivered or sent by telex, facsimile transmission or prepaid registered post to their respective addresses as given herein or such other address as shall have been subsequently notified in writing by them to the person serving such notice:


If to GENICOM:                              Genicom Corporation
                                            14800 Conference Center Drive
                                            Suite 400, Westfields
                                            Chantilly, Virginia 22021-3806
                                            Attention: President
                                            Fax: (703) 802-8618

with a copy to:                             McGuire, Woods, Battle &
                                            Boothe, L.L.P.
                                            One James Center
                                            Richmond, Virginia 23219
                                            Att.: Jane Whitt Sellers, Esq.
                                            Fax: (804) 775-1061

If to ADC or OGDEN:                         Atlantic Design Company, Inc.
                                            5601 Wilkinson Boulevard
                                            Charlotte, North Carolina 28208
                                            Attention: President
                                            Fax: (704) 394-1722

with a copy to:                             Ogden Services Corporation
                                            Two Pennsylvania Plaza
                                            New York, New York 10121
                                            Attention: General Counsel
                                            Fax: (212) 868-5714


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                                                                              27

         (b) Any such notice shall be deemed to have been served (if delivered personally) at the time of delivery or (if sent by telex or facsimile) at the time of despatch or (if posted as aforesaid) on the fourth working day after the envelope containing the same shall have been put into the post, provided that if, in the case of a notice sent by telex, facsimile or post, there shall be a cessation or effective suspension (whether total or not and whether or not official) of the relevant service before the deemed time or date of receipt of notice, then such notice shall be deemed to have been served as if it had been sent when the relevant service was effectively resumed.

         (c) Proof that (i) the envelope containing the notice was properly addressed and posted as a prepaid first class recorded delivery letter, or (ii) a true copy of the notice bears a facsimile machine stamp of the date of transmission and the telephone address of the recipient, shall be sufficient evidence of service.

16.      COMPLETENESS

         This Agreement, the Purchase Agreement, the Lease Agreement, the Plant Sublease Agreement and McAllen Sublease Agreement, the Preferential Consideration and the exhibits annexed hereto and thereto set forth the entire understanding of GENICOM and ADC relating to the subject matter referred to herein and no representations or warranties are made by GENICOM or ADC, except as set forth herein and therein. Such agreements supersede all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties hereto as to the subject matter hereof.

17.      SECTIONS

         All references to sections refer to sections of this Agreement, unless otherwise stated.

18.      AMENDMENTS AND SUPPLEMENTS

         The parties may amend, modify, supplement or waive any provisions of this Agreement in such manner as may be agreed upon in a written instrument executed by the parties. No such amendment, modification, supplement or waiver shall be effective unless it is in writing and signed by the parties hereto.

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                                                                              28


19.      APPLICABLE LAW; NO CONSEQUENTIAL DAMAGES

         (a) This Agreement is governed by and is to be interpreted pursuant to the laws of the State of New York.

         (b) Except as otherwise expressly stated herein, in no event shall any of the parties hereto be liable to any other party to this Agreement, for any consequential, indirect or incidental damages due to a default or breach under this Agreement.

20.      ARBITRATION

         Any controversy, dispute or claim arising out of the interpretation, performance or breach of this Agreement (including disputes as to the jurisdiction of the arbitrator), except for issues pertaining to Intellectual Property and Section 9 shall be resolved at the request of either party hereto ("Initiation") directed to the American Arbitration Association ("AAA") by a binding arbitration conducted in New York, New York by a single Arbitrator reasonably familiar with computer and peripherals manufacturing and contract law in accordance with the Commercial Arbitration Rules ("CAR") of the AAA, except as modified by the terms of this Section. The Arbitrator shall apply New York substantive law to the matter(s) which are the subject of the arbitration. The Arbitrator shall have the power to grant such legal and equitable remedies and award such damages as may be granted or awarded by a trial level judge of the State of New York. The Arbitrator shall prepare and provide to the parties a written decision ("Decision") on all matters which are the subject of the arbitration, including factual findings and the reasons which form the basis of the Decision of the Arbitrator. The Arbitrator shall not have the power to commit errors of law and the award may be vacated or corrected in any New York court of competent jurisdiction for any such error. The Decision shall have the effect and be enforceable as if it were a final judgement. Costs of the arbitration shall be borne as directed by the Arbitrator. The parties hereby agree that the CAR are modified as follows:

         (a)     If the parties have not agreed to an Arbitrator within thirty
(30) days after the Initiation of arbitration, then the AAA shall appoint a single neutral Arbitrator as soon thereafter as practicable.

         (b) The parties shall be permitted discovery under the supervision and rules set by the Arbitrator, including the right to

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                                                                              29

take depositions pursuant to New York rules of civil procedure; provided however, that discovery shall be completed within sixty (60) days of selection or appointment of the Arbitrator. The Arbitrator shall have power to impose such sanctions as the Arbitrator deems appropriate for failure of a party or counsel for a party to comply with discovery rules established by the Arbitrator.

         (c) A hearing before the Arbitrator shall be held no later than one hundred twenty (120) days after Initiation of arbitration, unless a hearing is waived by the parties.

         (d) No later than ten (10) days from the date of closing of the arbitration hearing, or, if an oral hearing has been waived, from the date of transmitting final statements and proofs to the Arbitrator, the Arbitrator shall render a written Decision.

21.      GENERAL

         21.01 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         21.02 In each instance where the consent or approval of GENICOM or ADC is required, unless otherwise provided, such consent or approval shall not be unreasonably withheld or delayed.

         21.03 If any clause, term or provision of this Agreement shall be judged invalid by any court or administrative agency, such invalidity shall not affect the validity or operation of any other clause, term or provision; and such invalid clause, item or provision shall be deemed to have been deleted from this Agreement.

         21.04   (a)      Neither ADC nor GENICOM may (i) transfer or assign
this Agreement, except to an Affiliate, or (ii) undergo a Voluntary Change of Control, as defined below, without the other party's approval, which approval shall not be unreasonably withheld. No party may transfer or assign this Agreement to a competitor of the other party. As used herein, "Voluntary Change of Control" shall mean the transfer of a majority of the outstanding shares of capital stock or equivalent interests ordinarily having voting rights in a negotiated transaction to an entity that is not an Affiliate. The term "Affiliate" means any corporation or other entity controlling, controlled by or under common control of the subject company ("control" shall mean the

                                     E-32
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                                                                              30

ownership of a majority of the outstanding shares of capital stock or equivalent interests ordinarily having voting rights). A party seeking to transfer or assign this Agreement shall provide the other party hereto with no less than thirty (30) days written notice thereof. The party receiving such notice shall have ten (10) days from the date of receipt of the notice to either approve or object in writing to such transfer or assignment. Failure to respond or object in writing during said ten (10) day period shall be deemed an approval of the proposed transfer or assignment.

         (b)     In the event that this Agreement is transferred or assigned
(i) with approval, then the other party shall take all necessary actions to effect the assignment of the Lease, the Sublease, the Preferential Consideration, and related agreements to such assignee; (ii) without approval, then the party making such assignment or transfer shall be in default hereunder.

         21.05 Each party warrants that the information to be furnished by it to the other hereunder will, to the best of its knowledge and belief, be correct in all material respects. Each party shall notify the other promptly in the event that it comes to such party's attention that information provided by the supplying party contains an error or omission.

         21.06 The relationship created by this Agreement is a purchaser-independent contractor relationship. Nothing herein shall create a partnership, joint venture, agency, trust, or other relationship between GENICOM and ADC.

         21.07 All payments required hereunder shall be made in the currency of the United States unless expressly stated otherwise.

         21.08 The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         21.09 Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Except as otherwise expressly provided herein, any waiver must be in writing.

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                                                                              31

         21.10 Except as otherwise expressly stated herein, all payment terms shall be thirty (30) days net.

         21.11 Wherever calculations herein are based upon values supplied by one party hereto, the other party shall have the right to examine such supporting material as it may reasonably deem necessary in order to verify such values.

         21.12 This Agreement is intended for the benefit of the parties hereto and their permitted transferees or assigns, and no other person shall be entitled to rely upon this Agreement or be entitled to any benefits under this Agreement.

         22.     OGDEN GUARANTEE

         By its signature hereon, OGDEN hereby guarantees the performance of ADC hereunder (the "OGDEN Guarantee"), provided however, that the OGDEN Guarantee shall terminate immediately in the event there is a transfer or assignment of either party's rights and obligations hereunder pursuant to
Section 21.04, except where such transfer or assignment by ADC is to an Affiliate of ADC or not approved or deemed approved by GENICOM.

       [The remainder of this page has been left blank intentionally.]

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                                                                              32

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date above written.

GENICOM CORPORATION                    ATLANTIC DESIGN COMPANY, INC.




--------------------------              --------------------------
By:  James C. Gale                      By:
Its: Senior Vice President              Its: Vice President


                                        Guarantor:
                                        OGDEN SERVICES CORPORATION



                                        ---------------------------
                                        By:  Isaac Palmer
                                        Its: Vice President




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